Exhibit 4.22

Goldman Sachs International | Peterborough Court | 133 Fleet Street | London EC4A 2BB | Tel:  020-7774-1000 | Telex:  887902 | Cable:  GOLDSACHS LONDON | Registered in England No. 2263951 | Registered Office as Above | Authorised and Regulated by the Financial Services Authority

To:	Arcos Dorados B.V. Barbara Strozzilaan 101 1083 HN Amsterdam The Netherlands

From:	Goldman Sachs International

Re:	Amendment No. 6 to Share Swap Transaction

Ref. No:	SDB4174646513

Date:	September 23, 2014

Reference is made to the Share Swap Transaction Confirmation dated as of August 13, 2012, among Goldman Sachs International (“Dealer”), Arcos Dorados B.V., a besloten vennootschap met beperkte aansprakelijkheid duly organized and validly existing under the laws of the Netherlands and having its corporate seat in Amsterdam, the Netherlands (“Counterparty”), and Arcos Dorados Holdings Inc. (“Holdings”), as amended by the Amendment to Share Swap Transaction dated as of October 22, 2012, Amendment No. 2 to Share Swap Transaction dated as of November 28, 2012, Amendment No. 3 to Share Swap Transaction dated as of April 4, 2013, Amendment No. 4 to Share Swap Transaction dated as of August 15, 2013 and Amendment No. 5 to Share Swap Transaction dated as of September 12, 2014 (such amendments, collectively, the “Amendments”), in each case, among Dealer, Counterparty and Holdings (as so amended, the “Confirmation”). Reference is also made to the Registration Agreement dated as of March 26, 2013, among Dealer and Holdings (the “Registration Agreement”). The purpose of this letter agreement (this “Amendment Agreement”) is to amend certain terms set forth in the Confirmation and the Registration Agreement as described below. All capitalized terms used, but not defined herein, shall have the meanings assigned thereto in the Confirmation or the Registration Agreement, as applicable. Except as expressly modified herein, the Confirmation and the Registration Agreement shall remain in full force and effect. Notwithstanding anything in the Confirmation or the Registration Agreement to the contrary, each of Dealer, Holdings and Counterparty hereby agrees as follows:

1.            Amendments.

(a)            Amendments to the Confirmation. The following amendments to the Confirmation shall be deemed to be effective as of the date of this Amendment Agreement:

(i)            The term “2.0%” in the tenth line of the provision opposite the caption “Payments in respect of Share Reduction” in Section 2 of the Confirmation is hereby deleted and replaced with “2.7%”.

(ii)           The dates “August 26, 2014” and “September 26, 2014” in the fourth line of the provision opposite the caption “Valuation Period” in Section 2 of the Confirmation are hereby deleted and replaced with the dates “August 12, 2015” and “September 12, 2015”, respectively.

(iii)          The provision opposite the caption “Valuation Date(s)” in Section 2 of the Confirmation is hereby deleted in its entirety and replaced with “(i) November 20, 2012, February 20, 2013, May 20, 2013, August 15, 2013, November 20, 2013, February 20, 2014, May 20, 2014, September 12, 2014, September 26, 2014, November 20, 2014, February 20, 2015, and May 20, 2015 (each, a “Quarterly Valuation Date”) and (ii) each Equity Valuation Date”.

(iv)          The term “3.80%” opposite the caption “Spread” in Section 2 of the Confirmation is hereby deleted and replaced with “4.50%”.

(v)           The term “55%” in the fourth line of the definition of “Price Trigger Event” in the provision opposite the caption “Additional Termination Event(s)” in Section 2 of the Confirmation is hereby deleted and replaced with “37.40”.

(vi)          The term “2.5:1” in the last line of the definition of “Leverage Ratio Event” in the provision opposite the caption “Additional Termination Event(s)” in Section 2 of the Confirmation is hereby deleted and replaced with “3:1”.

(vii)         A new clause “(iii)” is hereby added to Section 14(d) of the Confirmation:

“(iii)           In relation to Counterparty: the provisions of the letter agreement (the “Letter Agreement”) between Dealer and Counterparty, dated as of September 19, 2014, incorporating the 1994 ISDA Credit Support Annex (Bilateral Form – New York Law) (the “Form CSA”) and including the parties’ elections with respect to Paragraph 13 of the Form CSA shall constitute a Credit Support Document with respect to this Transaction for purposes of the Agreement”.

(b)            Amendments to the Registration Agreement. The following amendment to the Registration Agreement shall be deemed to be effective as of the date of this Amendment Agreement:

(i)             The last sentence of the second paragraph of the Registration Agreement is hereby deleted in its entirety and replaced with: “The Underwriter shall deliver written notice to the Company specifying the first day of the Valuation Period and the related Applicable Time no later than the fifth Exchange Business Day immediately preceding such date; provided, for the avoidance of doubt, that Underwriter’s obligation to provide such notice shall only apply to a sale of Shares (A) in connection with Counterparty’s election to effect a Share Reduction or (B) at maturity of the Transaction”.

(c)            Counterparty Guaranty.

(i)             Counterparty shall deliver to Dealer on or before September 26, 2014 a counterparty guaranty (the “Counterparty Guaranty”), to be dated as of a date no later than September 26, 2014, by each of the subsidiary guarantors set forth in Annex B to the Confirmation in favor of Dealer as beneficiary thereof and substantially in the form of Annex B to the Confirmation; provided that the Counterparty Guaranty shall reference the obligations and liabilities of Counterparty under the Confirmation as amended by each of the Amendments; provided, further, that Counterparty shall use its commercially reasonable best efforts to ensure that the Counterparty Guaranty becomes enforceable in accordance with its terms against each of the subsidiary guarantors set forth in Annex B to the Confirmation in each of their respective jurisdictions to the satisfaction of Dealer as promptly as possible. The parties hereto agree and acknowledge that the failure by Counterparty to so deliver the Counterparty Guaranty shall constitute an Additional Termination Event, with Counterparty as the sole Affected Party and the Transaction as the sole Affected Transaction.

(d)           Conditions to Effectiveness. As conditions to the effectiveness of this Amendment Agreement:

(i)            Dealer and Counterparty shall enter into the Letter Agreement.

(ii)           The Company shall provide to Dealer all the information requested by Dealer in connection with its due diligence investigation of the Company’s business, results of operations and financial condition, including, without limitation (A) an update on the evolution of its business and its results since the most recent filing of the Company’s Form 20-F, (B) the updated views of the Company’s senior management on trends and estimates that affect relevant business drivers, and (C) any other relevant information deemed relevant to analyze the credit of the Company, including but not limited to information regarding off-balance sheet obligations, legal claims, or changes in corporate governance, all such information to Dealer’s sole satisfaction.

(e)            Additional Termination Events. An Additional Termination Event (with the Transaction being the sole Affected Transaction and Counterparty being the sole Affected Party) shall be deemed to have occurred if:

(i)             Counterparty does not deliver collateral on or before September 24, 2014 to Dealer in accordance with Counterparty’s obligations under the terms of the Letter Agreement; or

(ii)            the Counterparty Guaranty does not become effective and enforceable in accordance with its terms against each of the subsidiary guarantors set forth in Annex B to the Confirmation in each of their respective jurisdictions, to the satisfaction of Dealer, on or before October 10, 2014.

2.             Representations and Warranties.  Each party hereto represents to the other parties hereto, as of the date hereof, as to the matters set forth in Section 3(a) of the Agreement; provided that references in such Section to the Agreement shall be to this Amendment Agreement and the Letter Agreement. Counterparty hereby repeats, as of the date of this Amendment Agreement, all the representations, warranties and acknowledgments contained in Sections 3 and 4 of the Confirmation (other than Sections 4(d), 4(l) and 4(m) of the Confirmation), as if such representations, warranties and acknowledgments were made with respect to the Letter Agreement and the Confirmation and the Transaction as amended by this Amendment Agreement and the Amendments. Counterparty hereby represents and warrants to Dealer that, as of the date hereof, the copies of resolutions provided by Counterparty and Holdings, as adopted by their respective boards of directors and, in the case of Counterparty, its sole shareholder, to Dealer on the Trade Date authorize the Letter Agreement and the Transaction as amended by this Amendment Agreement and the Amendments, and such resolutions have been duly adopted and remain in effect on the date hereof.

3.             Governing Law and Jurisdiction.  This Amendment Agreement and all matters and all non-contractual obligations arising out of in connection with the Amendment Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of law doctrine other than Title 14 of Article 5 of the General Obligations Law of New York). This Amendment Agreement is also subject to, and incorporates, the jurisdiction provisions contained in Section 13(b) of the Agreement; provided that in the first line of Section 13(b) the following shall be inserted after the word, “Agreement”, “including, without limitation, disputes relating to any non-contractual obligations arising out of or in connection with this Agreement”.

5.             Counterparts.  This Amendment Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Amendment Agreement by signing and delivering one or more counterparts.

[Signature page follows.]

Counterparty and Holdings hereby agree (i) to check this Amendment Agreement carefully and promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (ii) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the Amendment Agreement, by manually signing this Amendment Agreement or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Goldman, Sachs & Co., Equity Derivatives Documentation Department, Facsimile No. 212-428-1980/83.

Yours faithfully,

GOLDMAN SACHS INTERNATIONAL

By:	/s/ Celine Assouline
Authorized Signatory

Celine Assouline Managing Director

Agreed and Accepted By:

ARCOS DORADOS B.V.

By:	/s/ Miguel Sanchez de Bustamante
	Name:	Miguel Sanchez de Bustamante
	Title:	Attorney-in-fact

ARCOS DORADOS HOLDINGS INC.

By:	/s/ Miguel Sanchez de Bustamante
	Name:	Miguel Sanchez de Bustamante
	Title:	Attorney-in-fact

Signature Page to Share Swap Transaction Confirmation Amendment No. 6